CIMBIX CORPORATION GRANTS MARKETING AND DISTRIBUTION AGREEMENT

Beverly Hills, California, September 20, 2006, Cimbix Corporation ("Cimbix" or the "Company")( OTC BB: CBXC:OB), worldwide distributor of Wataire Industries Inc. ("Wataire") atmospheric water generators (WTAF.PK), announced today that it has granted P204 Enterprises Ltd. ("P204") the rights to sell atmospheric water generators under a private label brand. The agreement states that a minimum purchase of five containers of the home/office units as well as two 2500 liter per day commercial units will be ordered by P204 within 45 days of the signing of the agreement. The total initial purchase will be in excess of US $950,000. The contract is performance based and has a term of five years with an option to renew for a further five years.

P204 was formed specifically to market Wataire products under a private label
brand name.   The management of P204 has a proven track record in sales to the retail market channel with over US $50 million worth of brand name products sold to nearly 30,000 retail sales outlets over the past three years. The P204 team has won numerous marketing industry awards and created and executed numerous advertising and promotional campaigns utilizing traditional television and print media, as well as sponsorship campaigns with professional sports leagues and
teams within NASCAR, CHAMP and the NBA.   P204 plans to unveil its newly created
brand name and launch the initial products to retailers at the Consumer Electronics Show ("CES") in placeCityLas Vegas, StateNevada in January 2007.
The CES is the largest annual show of its kind for retail store buyers in the world.

Cimbix president, Robert Rosner, stated, "Cimbix Corporation is excited to work with P204 Enterprises. The future success of Cimbix under its worldwide distribution agreement with Wataire Industries depends on aggressive marketing and promotion efforts such as that of P204 to assist in creating public awareness for our technology."


CONTACT:          Investor Relations:       (888) 388 8989

                  CIMBIX CORP..:            (310) 728 6306


This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1996. Forward-looking statements concerning plans, objectives, goals, strategies, future events of performance and underlying assumptions and other statements which are other than statements of historical facts. These statements are subject to uncertainties and risks including but not limited to, product and services demand and acceptance, changes in technology and in economic, political and regulatory conditions and to all of the risks generally associated with a company at Cimbix's stage of development. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company are expressly qualified by these cautionary statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.